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Exhibit No. 12.

Questar Gas Company
Ratio of Earnings to Fixed Charges

	Year ended December 31,
	2002	2001	2000
	(dollars in thousands)
Earnings
Income before income taxes	$50,188	$39,763	$37,052
Plus debt expense	22,495	23,777	21,041
Plus allowance for borrowed funds used during construction	212	476	909
Plus interest portion of rental expense	770	734	721

	$73,665	$64,750	$59,723

Fixed Charges
Debt expense	$22,495	$23,777	$21,041
Plus allowance for borrowed funds used during construction	212	476	909
Plus interest portion of rental expense	770	734	721

	$23,477	$24,987	$22,671

Ratio of Earnings to Fixed Charges(1)	3.14	2.59	2.63

(1)
For purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from reacquiring debt, and the interest portion of rental costs, estimated at 50% for the purpose of this calculation.

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  Exhibit No. 12.
Questar Gas Company Ratio of Earnings to Fixed Charges